Exhibit 99.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 2nd day of January, 2012

(the “Effective Date”)

A M O N G

OPEN TEXT CORPORATION

a corporation incorporated under the laws of

Canada (hereinafter referred to as the

“Corporation”)

OF THE FIRST PART

- and -

MARK J. BARRENECHEA

(hereinafter referred to as the “Executive”)

OF THE SECOND PART

WHEREAS the Corporation is desirous of retaining the services of the Executive as an employee and an officer of the Corporation;

WHEREAS the Executive has agreed to enter into and deliver this Agreement on the terms and conditions contained herein and in consideration of receiving certain additional benefits and other additional compensation as provided for pursuant to the terms of this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the parties agree as follows:

1.	DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following meanings, respectively:

a.	“Agreement” means this Employment Agreement as may be amended or supplemented from time to time, including any and all schedules annexed hereto;

b.	“Annual Base Salary” has the meaning ascribed to that term in Section 5(a) hereof;

c.	“Board of Directors” means the board of directors of the Corporation as may be constituted from time to time, and “Directors” means the directors of the Corporation;

d.	“Change of Control” means either of the following events:

i.	the sale of all or substantially all of the assets of the Corporation; or

ii.	any transaction whereby any person, together with Affiliates and Associates of such person, or any group of persons acting in concert (collectively, “Acquiror” or “Acquirors”), acquires beneficial ownership of more than 50% of the issued common shares of the Corporation on a fully diluted basis, or any transaction as a result of which beneficial ownership of common shares constituting more than 50% in the aggregate of the issued common shares of the Corporation on a fully diluted basis cease to be held by persons who are shareholders of the Corporation as at the date hereof or by Affiliates or Associates of such present shareholders;

(for the purposes of this definition and this Agreement, the terms “Affiliate,” “Associate,” “group,” and “beneficial ownership” shall have the meanings ascribed thereto under Section 14(d)(2) of the Exchange Act, and Rule 13d-3 of the General Rules of the Exchange Act, respectively);

e.	“Compensation Committee” means the compensation committee of the Board of Directors of the Corporation as may be constituted from time to time;

f.	“Date of Termination” shall mean the date of termination of the Executive’s employment, whether by death of the Executive, by the Executive or by the Corporation pursuant to the terms of this Agreement;

g.	“Disability” has the meaning ascribed to that term in Section 11(b) hereof;

h.	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time;

i.	“Incumbent Director” shall mean any member of the Board of Directors who was a member of the Board of Directors immediately prior to a Change of Control and any successor to an Incumbent Director who was recommended or appointed to succeed any Incumbent Director by the affirmative vote of the Directors when that affirmative vote includes the affirmative vote of a majority of the Incumbent Directors then on the Board of Directors;

j.	“Just Cause” shall mean:

i.	the failure by the Executive to perform his duties according to the terms of his employment (other than those (A) that follow a demotion in his position or duties or (B) resulting from the Executive’s Disability) after the Corporation has given the Executive reasonable notice of such failure and a reasonable opportunity to correct it;

ii.	the engaging by the Executive in any act that is materially injurious to the Corporation, monetarily or otherwise, but not including (without limitation), following a Change of Control, the expression of opinions contrary to those directors of the Corporation who are not Incumbent Directors or those of the Acquirors;

iii.	the engaging by the Executive in any act of dishonesty resulting or intended to result directly or indirectly in personal gain of the Executive at the Corporation’s expense, including the failure by the Executive to honor his fiduciary duties to the Corporation and his duty to act in the best interests of the Corporation;

iv.	the failure by the Executive to comply with the provisions of Section 11(d) where the Executive elects to terminate his employment with the Corporation unless notice of such termination of employment is properly given in accordance with the terms of Section 14(b) hereof;

v.	the failure of the Executive to abide by the terms of any resolution passed by the Board of Directors; or

vi.	the failure by the Executive to abide by the policies, procedures and codes of conduct of the Corporation.

The Board shall provide Executive with advance written notice detailing the basis for the termination of employment for Just Cause. After Executive has received such notice, Executive shall have a reasonable opportunity to cure or remedy such alleged Just Cause events, to the extent applicable, and to present his case to the full Board (with the assistance of his own counsel) before any termination for Just Cause is finalized by a vote of a majority of the Board. Executive shall continue to receive the compensation and benefits provided by this Agreement until the Date of Termination.

k.	“Person” or “persons” includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his capacity as trustee, executor, administrator or other legal representative;

l.	“Parachute Event” means the occurrence of the following without the Executive’s written consent (except in connection with the termination of the employment of the Executive for Just Cause or Disability or termination of the Executive’s employment because of the death of the Executive):

i.	a material change (other than those that are consistent with a promotion) in the Executive’s position or duties, responsibilities, title or office in effect immediately prior to the Change of Control (except for a change in any position or duties as a director of the Corporation), which includes any change in the status of the Corporation as a public company and any removal of the Executive from or any failure to re-elect or re-appoint the Executive to any such positions or offices.

ii.	a material reduction by the Corporation or any of its subsidiaries of the Executive’s salary, benefits or any other form of remuneration payable by the Corporation or its subsidiaries; or

iii.	any material failure by the Corporation or its subsidiaries to provide any benefit, bonus, profit sharing, incentive, remuneration or compensation plan, stock ownership or purchase plan, pension plan or retirement plan in which the Executive is participating or entitled to participate immediately prior to a Change of Control, or the Corporation or its subsidiaries taking any action or failing to take any action that would materially adversely affect the Executive’s participation in or materially reduce his rights or benefits under or pursuant to any such plan;

iv.	any other material breach by the Corporation of this Agreement;

For the sake of clarity, a forced relocation of Executive outside of Waterloo or the Greater Toronto Area shall be considered a material breach by the Corporation of this Agreement.

m.	“Voluntary Termination” means the termination of the Executive’s employment with the Corporation by the Executive at his discretion in accordance with the provisions of Section 11(d) of this Agreement.

2.	TERM

The initial term of this Agreement shall be one (3) year commencing on the Effective Date of this Agreement (“Initial Term”), subject to earlier termination as provided for in this Agreement. At the end of the Initial Term and each subsequent year thereafter, this Agreement shall be deemed to be extended automatically for an additional one-year term on the same terms and conditions unless either party gives contrary written notice to the other party no less than three (3) months prior to the date on which this Agreement would otherwise be extended.

3.	DUTIES

The Executive is engaged and agrees to perform services for and on behalf of the Corporation as its President and Chief Executive Officer. The Executive shall perform such duties and exercise such powers pertaining to the management and operation of the Corporation and any subsidiaries and Affiliates of the Corporation as may be determined from time to time by the Board of Directors consistent with the office of the Executive. The Executive shall:

a.	devote his full time, attention, and best efforts to the business, affairs, and goodwill of the Corporation;

b.	perform those duties consistent with Executive’s executive status with the Corporation that may be assigned to the Executive diligently and faithfully to the best of the Executive’s abilities and in the best interests of the Corporation; and

c.	use his best efforts to promote the interest and goodwill of the Corporation.

The Executive shall work at the headquarters of the Corporation in Waterloo, Ontario, and shall be located in the Waterloo or Greater Toronto Area, subject to necessary business travel. The Executive shall also be a director of the Corporation. The Executive shall be provided indemnification to the maximum extent permitted under applicable law in connection with his service as an officer and director and shall also be covered on the Corporation’s director and officer liability insurance policies.

4.	REPORTING PROCEDURES

The Executive shall report to the Board of Directors. The Executive shall report fully on the management, operations, and business affairs of the Corporation and advise to the best of his ability and in accordance with business standards on business matters that may arise from time to time during the term of this Agreement.

5.	REMUNERATION AND BENEFITS

a.	The Corporation shall pay to the Executive as compensation for his services provided hereunder an annual base salary (“Annual Base Salary”) for each year of the term of this Agreement, which shall be determined by the Board of Directors (and the Compensation Committee, as may be required), subject to the provisions of Section 7, and which shall be exclusive of bonuses, benefits and other compensation as provided for herein. The Annual Base Salary shall be payable in accordance with the Corporation’s regular payroll practices for senior executives or in such other manner as may be mutually agreed upon, less, in any case, all applicable deductions or withholdings as required by law. As of the date of this Agreement, the Annual Base Salary is US$620,000.

b.	The Corporation shall provide the Executive with employee benefits comparable to those provided by the Corporation from time to time to other senior executives of the Corporation. Benefits to be enjoyed by the Executive during the term of this Agreement shall include, but not be limited to, those benefits set forth in Schedule “A”, as amended from time to time, and shall include reimbursement of any properly incurred expenses as provided for in Section 10 hereof.

c.	The Executive will be eligible to participate in all Long Term Incentive Programs (“LTIP”) as and when approved by the Board of Directors. The value of LTIP is generally determined at the beginning of the LTIP term (typically three years) in relation to the Executive’s On-Target-Earnings (“OTE”). OTE equals the annual base salary plus variable compensation at target. The value target to be used for the three year term of each LTIP shall be determined by the Board of Directors and shall be US$1,687,000 for the next LTIP (“LTIP 5”), the performance period of which starts on July 1, 2011, as and when approved by the Board of Directors. Executive shall participate fully in LTIP 5 without any proration applied thereto related to the start of his employment.

6.	ANNUAL VARIABLE COMPENSATION

In addition to the Executive’s Annual Base Salary, the Executive may be awarded an additional bonus (the “Variable Compensation”), which shall be based upon performance goals approved by the Board of Directors (and the Compensation

Committee, as may be required) from time to time. Any changes respecting the amount or other terms of the Variable Compensation payable to the Executive must be approved by the Board of Directors. As of the date of this Agreement, the Variable Compensation target is US$625,000 per annum, which shall be pro rata for the current fiscal period ending June 30, 2012.

7.	SALARY AND/OR VARIABLE COMPENSATION ADJUSTMENTS

Other than as herein provided, there shall be no cost-of-living increase or merit increase in the Annual Base Salary or increases in any bonuses payable to the Executive unless approved by the Board of Director. The Board of Directors and Compensation Committee shall review annually the Annual Base Salary and all other compensation to be received by the Executive under this Agreement.

8.	OPTIONS, RSUs and SHARE OWNERSHIP

a.	Options. The Corporation shall permit the Executive to participate in any share option plan, share purchase plan, retirement plan or similar plan offered by the Corporation from time to time to its senior executives in the manner and to the extent authorized by the Compensation Committee. The Compensation Committee may, in its absolute discretion, grant additional options, subject to approval by the Board of Directors, and it may review the advisability of additional option grants for the Executive. The initial stock option offering of 400,000 options to purchase shares of the Corporation vests equally over 5 years. 80,000 options fully vest after year one, an additional 80,000 options vest after year two, an additional 80,000 options vest after year three, an additional 80,000 options vest after year four, and the final 80,000 options vest after year five. The per share exercise price of the options shall be the Market Price on the Date of Grant, in each case as defined and in accordance with the terms of the Corporation’s 2004 Stock Option Plan.

b.	RSUs. The Executive shall be granted as an inducement to employment 33,333 restricted stock units (“RSUs”). The RSUs shall vest equally over three years. 11,111 RSUs shall vest after year one, an additional 11,111 RSUs shall vest after year two, and the final 11,111 RSUs shall vest after year three.

c.	Share Ownership. The Executive agrees to comply with the Equity Ownership Guidelines as set out in accordance with Exhibit II.

The Corporation will grant the initial options and the RSUs on the first day of the first window period which follows the Effective Date, in accordance with its policies and procedures and subject to applicable law. The number of shares subject to the options and RSUs shall be proportionately adjusted if there is a stock split or similar transaction with respect to the shares of the Corporation before the grant date.

9.	VACATION

The Executive shall be entitled to 20 days paid vacation per fiscal year of the Corporation at a time approved in advance by the Chair of the Board of Directors, which approval shall not be unreasonably withheld but shall take into account the staffing requirements of the Corporation and the need for the timely performance of the Executive’s responsibilities. Any vacation entitlement hereunder shall be subject to the Corporation’s policy respecting same in effect from time to time.

10.	EXPENSES

Subject to the terms of this section, the Executive shall be reimbursed for all reasonable travel and other out-of-pocket expenses actually and properly incurred by the Executive from time to time in connection with carrying out his duties hereunder. Determination of whether expenses are reasonable or not shall be made by the Chair of the Board of Directors. For all such expenses the Executive shall furnish to the Corporation copies of all invoices or statements in respect of which the Executive seeks reimbursement (with originals or equivalent documentation upon request) in accordance with the applicable policies and procedures of the Corporation.

In order to assist the Executive in his relocation to Waterloo, Ontario or the Greater Toronto Area, he shall receive a lump sum payment of US$100,000, subject to applicable taxes.

11.	TERMINATION

a.	For Just Cause

The Corporation may immediately terminate the employment of the Executive for Just Cause and for purposes of greater certainty, the Corporation shall have no obligation to make any payments to the Executive on account of severance or bonuses or partial bonuses or any other amounts except as expressly stipulated in Section 12(a) hereof.

b.	For Disability

i.

This Agreement may be immediately terminated by the Corporation by notice to the Executive if the Executive is determined to suffer from disability (hereinafter referred to as “Disability”). The Executive shall be deemed to suffer from Disability if in any year during the employment period, because of ill health, physical or mental disability, or for other causes beyond the control of the Executive, the Executive has been continuously unable or unwilling or has failed to perform the Executive’s duties for 120 consecutive days, or if, during any year of the employment period, the Executive has been unable or unwilling or has failed to perform his duties for a total of 180 days, consecutive or not. The Board of Directors, acting reasonably (subject to Section 32 below), shall finally determine if the Executive is suffering from ill health, physical or mental disability or other causes beyond his control during the time periods as hereinbefore set forth in the event of any dispute between the Executive and the Corporation concerning the occurrence of Disability for purposes of this Section.

ii.	Notwithstanding any short term or long term corporate benefits or insurance policies relating to disability maintained by the Corporation at the relevant time, if during any period of ill health, physical or mental disability or for other causes beyond the control of the Executive, the Executive has been continuously unable or unwilling or has failed to perform the Executive’s duties less than 120 consecutive days (the “Short-Term Illness”), the Executive shall continue to receive all amounts of remuneration and benefits otherwise payable to and enjoyed by the Executive under this Agreement less any and all amounts received by and/or payable to the Executive in connection with benefits paid and/or payable as a result of such Short-Term Illness.

iii.	Upon termination of this Agreement as a result of Disability, the Corporation shall pay to the Executive the severance payment provided for in Subsection 12(b) hereof less any and all amounts received by and/or payable to the Executive in connection with benefits paid and/or payable as a result of the Disability.

iv.	The term “any year of the employment period” means any period of 12 consecutive months during the employment period.

c.	For Death

This Agreement shall terminate immediately, without notice or any payment in lieu thereof, upon the death of the Executive.

d.	Voluntary Termination by Executive

If the Executive is desirous of voluntarily terminating his employment with the Corporation at any time during the Agreement or in accordance with the terms for non-renewal under Section 3 hereof, the Executive agrees to give the Corporation 3 months advance written notice of such termination and further agrees that he shall not be entitled to any payment on account of severance under Section 12(b) hereof. The Board of

Directors, in their sole and absolute discretion, may waive such notice in writing in which case the Executive’s employment shall be deemed to terminate immediately, provided the Executive shall still be entitled to compensation due on account of Annual Base Salary and benefits earned up to the last date of the 3 month advance written notice period given by the Executive and any Variable Compensation earned and prorated during such 3 month notice period. Provided that the Executive gives the 3 month notice as required hereunder, any unvested options which would have otherwise vested during such advance written notice period shall be permitted to continue to vest during such period. The Executive shall have the right to exercise any options which are vested as at the Date of Termination for the period which is 90 days following such Date of Termination (the “90 Day Period”). For purposes of this Section 11(d), the term “Date of Termination” shall mean the actual day on which the Executive ceases to be employed plus the remainder of the 3 month notice period if and to the extent waived by an authorized officer of the Corporation or the Board of Directors. Any termination properly given under Section 14(b) hereof and in accordance with the terms thereof shall not be considered a voluntary termination under this Section 11(d).

e.	Termination by Corporation Other than For Just Cause, Disability or Death

The Corporation may terminate the employment of the Executive for any reason other than Just Cause, Disability or death of the Executive, notwithstanding any other provision of this Agreement, upon compliance with the terms of Section 12(b) hereof. In the event of non-renewal of this Agreement by the Corporation in accordance with Section 3 hereof, the Corporation shall comply with the terms of Section 12(b) hereof.

12.	SEVERANCE PAYMENTS

a.	Upon termination of the Executive’s employment for Just Cause, the Executive shall not be entitled to any severance or other payment other than Annual Base Salary earned by the Executive before the Date of Termination calculated pro rata up to and including the Date of Termination and all outstanding and accrued vacation pay to the Date of Termination. Upon termination of the Executive’s employment: (i) for death; or (ii) by the voluntary termination of employment by the Executive pursuant to Section 11(d) hereof, the Executive shall not be entitled to any severance or other payment other than Annual Base Salary and any Variable Compensation earned by the Executive before the Date of Termination calculated pro rata up to and including the Date of Termination (which under Section 11(d) shall be as defined therein) and all outstanding and accrued vacation pay to the Date of Termination.

Notwithstanding the foregoing, the Executive shall not be entitled to any Variable Compensation earned by the Executive before the Date of Termination unless the Executive gives the Corporation the advanced written notice required by Section 11(d) hereof.

b.	If the Executive’s employment is terminated by the Corporation for any other reason other than the reasons set forth in Section 11(a) the Executive shall be entitled to an amount equal to the total of:

(i)	All outstanding base salary earned before the Date of Termination, less any amounts that the Executive received in connection with benefits paid or payable as a result of Disability if applicable;

(ii)	Any Variable Compensation which has been earned by the Executive before the Date of Termination calculated on a pro rata basis based on the number of months in the current bonus period up to and including the Date of Termination ((pro rata Variable Compensation = annual Variable Compensation target / 12) x the number of months in the then-current bonus period up to and including the Date of Termination);

(iii)	Additional payments based on the Executive’s length of service with the Company, calculated as Executive’s monthly base salary for the number of months set forth in the chart on Exhibit 1, less any amounts received by and/or payable to Executive in connection with benefits paid or payable as a result of the Disability if applicable (for purposes of this section 11.b.(iii), Executive’s service start date is January 2, 2012;

(iv)	An amount equal to 1/12 of the Variable Compensation payments earned by Executive during the bonus year preceding the current bonus year times the number of months referred to in the chart on Exhibit 1, based on Executive’s length of service with the Company.

(v)	All outstanding and accrued vacation pay;

(vi)	All properly incurred and reasonable business expenses owing to Executive as of the Date of Termination; and

(vii)	Executive’s benefits provided for in Section 5(b) shall continue only through the Date of Termination.

Any amounts due under Sections 12(b)(iii), 12(b)(iv) and 12(b)(vii) hereunder shall be paid by the Company to Executive on a monthly basis commencing 30 days following the Date of Termination and not in a lump sum. All salary, Variable Compensation, vacation and severance payments will be subject to applicable taxes and withholding.

c.	Except as expressly stipulated in Sections 11(d) or 14 hereof or in this Section 12(c), any options and RSUs which have not vested as of the Date of Termination (being in the case where the Corporation gives notice, the date specified by the Corporation as the date on which the Executive’s employment will terminate) shall terminate and be of no further force and effect as of the Date of Termination and neither any period of notice nor any payment in lieu thereof upon termination of employment hereunder shall be considered as extending the period of employment for the purposes of vesting of options and RSUs notwithstanding anything to the contrary in any other agreement between the Corporation and the Executive. Notwithstanding anything contained in this Section 12, in the event of termination by the Corporation other than for Just Cause, the Executive shall have the right to exercise any options which are vested as at the Date of Termination for the 90 Day Period as defined in Section 11(d). Any unvested options and RSUs which would have otherwise vested during such 90 Day Period shall continue to vest during that period and to the extent any unvested options and RSUs have vested during such 90 Day Period, the Executive shall also be entitled receive such RSUs and to exercise those options within a rolling 90 day period after the date of vesting of such options, which period will not exceed 180 days following the Date of Termination. Notwithstanding the foregoing, in the event of termination by the Corporation other than for Just Cause, the Corporation advises the Executive that, when monthly payments occur in accordance with Section 12(b), the practice of the Corporation has been to permit the vesting of options and RSUs throughout the applicable severance period set forth in Exhibit I.

In addition, notwithstanding anything contained in this Section 12 or elsewhere in this Agreement, in the event of termination due to death of the Executive, the estate of the Executive shall be entitled, at any time during the period which is 12 months following the date of death of the Executive (the “12 Month Period”), to exercise any options which have vested as at the date of death of the Executive. In addition, any unvested options and RSUs which would have otherwise vested during such 12 Month Period shall continue to vest during that period and to the extent of any unvested options have vested during such period, the Executive’s estate shall be entitled to exercise those options within a period which starts on the day of vesting and ends 12 months from the date of death of the Executive.

For purposes of greater certainty, if the Executive is terminated for Just Cause, Death or if the Executive’s employment hereunder is terminated by the Executive pursuant to Section 11(d) then no payment whatsoever shall be made to the Executive under Sections 12(b).

13.	NO FURTHER ENTITLEMENTS

Except as expressly provided in Sections 11 and 12 above and Section 14 below, where the Executive’s employment has been terminated by the Executive or terminated or deemed to have been terminated by the Corporation for any reason, the Executive will not be entitled to receive any further payments, in lieu of notice or as damages for any reason whatsoever. Except as to any entitlement as expressly provided in this Agreement, the Executive hereby waives any claims the Executive may have against the Corporation for or in respect of termination pay, severance pay, or on account of loss of office or employment or notice in lieu thereof.

14.	OPTION ACCELERATION AND SEVERANCE PAYMENTS ON CHANGE OF CONTROL

a.	Termination by the Corporation

If the Executive’s employment is terminated by the Corporation upon the giving of written notice of such termination to the Executive at any time within the 6 month period following a Change of Control (other than for Just Cause, Disability or Death), then the Executive shall be entitled to the following:

i.	such payments on account of severance as provided for under Section 12(b) of this Agreement; and

ii.	notwithstanding anything to the contrary in Section 12 hereof or in this Agreement, all options and RSUs granted by the Corporation to the Executive shall, following the giving of any notice by the Corporation under this Section 14(a), be deemed to vest immediately and the options shall be exercisable by the Executive for a period of 90 days following the giving of such notice by the Corporation hereunder.

b.	Termination by Executive

If the Executive’s employment is terminated by the Executive upon the giving of written notice of such termination to the Corporation within the 6 month period following a Change of Control, and within 60 days following the occurrence of a Parachute Event, which shall be described in detail by the Executive in the written notice of termination given to the Corporation, the Executive shall be entitled to the following:

i.	such payments on account of severance as provided for under Section 12(b) of this Agreement;

ii.	notwithstanding anything to the contrary in Section 13 hereof or in this Agreement, all options and RSUs granted by the Corporation to the Executive shall, following the giving of proper notice by the

Executive, under this Section 14(b), be deemed to vest immediately and the options shall be exercisable by the Executive for a period of 90 days following the giving of such notice.

15.	DISCLOSURE

During the employment period, the Executive shall promptly disclose to the Board of Directors full information concerning any interest, direct or indirect, of the Executive (as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or any member of his family in any business that is reasonably known to the Executive to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to, the Corporation or to any of its suppliers or customers.

16.	NON-COMPETITION/NON-SOLICITATION/PROPRIETARY RIGHTS AGREEMENT

The Executive agrees to execute contemporaneously with his execution of this Agreement the confidentiality, non-solicitation, non-competition and inventions/proprietary rights agreement in substantially the form annexed hereto as Schedule “B”.

17.	RETURN OF MATERIALS

All files, forms, brochures, books, materials, written correspondence, memoranda, documents, manuals, computer disks, software products and lists (including lists of customers, suppliers, products and prices) pertaining to the business of the Corporation or any of its subsidiaries, Affiliates, and Associates that may come into the possession or control of the Executive shall at all times remain the property of the Corporation or such subsidiary, Affiliate or Associate, as the case may be. On termination of the Executive’s employment for any reason, the Executive agrees to deliver promptly to the Corporation all such property of the Corporation in the possession of the Executive or directly or indirectly under the control of the Executive. The Executive agrees not to make for his personal or business use or that of any other party, reproductions or copies of any such property or other property of the Corporation.

18.	GOVERNING LAW

This agreement shall be governed by and construed in accordance with the laws of the State of California.

19.	SEVERABILITY

If any provision of this Agreement, including the breadth or scope of such provision, shall be held by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, including the Schedules attached hereto and incorporated by reference, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions, or part thereof, of this Agreement and such remaining provisions, or part thereof, shall remain enforceable and binding.

20.	ENFORCEABILITY

The Executive hereby confirms and agrees that the covenants and restrictions pertaining to the Executive contained in this Agreement, are reasonable and valid and hereby further acknowledges and agrees that the Corporation would suffer irreparable injury in the event of any breach by the Executive of his obligations under any such covenant or restriction. Accordingly, the Executive hereby acknowledges and agrees that damages would be an inadequate remedy at law in connection with any such breach and that the Corporation shall therefore be entitled in lieu of any action for damages, temporary and permanent injunctive relief enjoining and restraining the Executive from any such breach.

21.	ASSIGNMENT OF AGREEMENT

The Executive may not assign, pledge or encumber the Executive’s interest in this agreement nor assign any of the rights or duties of the Executive under this agreement without the prior written consent of the Corporation. This Agreement may be freely assigned by the Corporation to a purchaser of all or substantially all of the assets of the Corporation, a subsidiary of the Corporation, a division of the Corporation or the Affiliates or Associates of the Corporation, as long as the purchaser/assignee expressly agrees in writing to assume the obligations of the Corporation under this Agreement.

22.	SUCCESSORS

This agreement shall be binding on and enure to the benefit of the successors and assigns of the Corporation and the heirs, executors, personal legal representatives and permitted assigns of the Executive.

23.	NOTICES

Any notice or other communication required or permitted to be given hereunder shall be in writing and either delivered by hand or mailed by prepaid registered mail. At any time other than during a general discontinuance of postal service due to strike, lock-out or otherwise, a notice so mailed shall be deemed to have been received three business days after the postmarked date thereof or, if delivered by hand, shall be deemed to have been received at the time it is delivered. If there is a general discontinuance of postal service due to strike, lock-out or otherwise, a notice sent by prepaid registered mail shall be deemed to have been received three business days after the resumption of postal service. Notices shall be addressed as follows:

i.	If to the Corporation:

c/o Open Text Corporation

275 Frank Tompa Drive

Waterloo, Ontario

Canada N2L 0A1

ii.	If to the Executive:

Mark J. Barrenechea

Address on file.

24.	LEGAL ADVICE

The Executive hereby represents and warrants to the Corporation and acknowledges and agrees that he had the opportunity to seek and was not prevented nor discouraged by the Corporation from seeking independent legal advice prior to the execution and delivery of this agreement and that, in the event that he did not avail himself of that opportunity prior to signing this agreement, he did so voluntarily without any undue pressure and agrees that his failure to obtain independent legal advice shall not be used by him as a defense to the enforcement of his obligations under this agreement.

25.	RESIGNATION OF DIRECTORSHIPS, ETC.

The Executive agrees that after termination of his employment, he will, at the request of the Board of Directors, tender his resignation from any position he may hold as an officer or director of the Corporation or any of its subsidiaries, Affiliates or Associates, and the Executive further covenants and agrees, if so requested by the Board of Directors, not to stand for re-election to any office of the Corporation or any of its subsidiaries, Affiliates or Associates at any time following termination of the Executive’s employment hereunder.

26.	NO DEROGATION

Nothing herein derogates from any rights the Executive may have under applicable law, except as set out in this section. The parties agree that the rights, entitlements and benefits set out in this Agreement to be paid to the Executive are in full satisfaction of any rights or entitlements the Executive may have as against the subsidiaries, Affiliates and Associates of the Corporation as a result of the termination of his employment with such subsidiaries, Affiliates or Associates.

27.	CURRENCY

All dollars referenced herein are in United States dollars unless expressly provided to the contrary.

28.	WITHHOLDING

The Corporation shall have the right to withhold from any and all payments required to be made to the Executive pursuant to this Agreement all federal, state, local, and/or other taxes which the Corporation determines are required to be withheld in accordance with applicable statutes or regulations.

29.	NON-DISPARAGEMENT

Each of the parties to this agreement covenants and agrees not to engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the other party, which for the purposes of the Corporation, includes its subsidiaries, Affiliates or Associates or its and their management. For the sake of clarity, nothing in this Section 29 shall prohibit statements or remarks made in the good faith performance of the Corporation or Executive’s obligations under this agreement or in accordance with applicable law.

30.	TAXES

In the event that it is determined that any payment or distribution of any type to or for the benefit of the Executive made by the Corporation, by any of its Affiliates, by any person who acquires ownership or effective control of the Corporation or ownership of a substantial portion of the Corporation’s assets (within the meaning of Code Section 280G, and the regulations thereunder or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions shall be payable either in (x) full or (y) as to the maximum value of such lesser amount which would result in no portion of such payments or distributions being subject to the Excise Tax and Executive shall receive the greater, on an after-tax basis, of (x) or (y) above.

All mathematical determinations and all determinations of whether any of the Total Payments are “parachute payments” (within the meaning of Code Section 280G) that are required to be made under this Section 38 shall be made by a nationally recognized independent audit firm not retained by the Corporation at the time of the Change of Control (the “Accountants”), who shall provide their determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to the Corporation and to the Executive within seven (7) business days of the Executive’s termination date, if applicable, or such earlier time as is requested by the Corporation. Such determination shall be made by the Accountants using reasonable good faith interpretations of the Code. If a reduction in the Total Payments constituting “parachute payments” is necessary so that no portion of such Total Payments is subject to the excise tax under Code Section 4999, the reduction shall occur in the following order: (1) reduction of cash payments for which the full amount is treated as a parachute payment; (2) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount in not treated as a parachute payment; (3) cancellation of any accelerated vesting of equity awards; and (4) reduction of any continued employee benefits. In selecting the equity awards (if any) for which vesting will be reduced under clause (3) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of Total Payments provided to Executive, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Code Section 280G, awards instead shall be selected in the reverse order of the date of grant. For the avoidance of doubt, for purposes of measuring an equity compensation award’s value to Executive when performing the foregoing comparison between (x) and (y), such award’s value shall equal the then aggregate fair market value of the vested shares underlying the award less any aggregate exercise price less applicable taxes. Also, if two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. As expressly permitted by Q/A #32 of the Code Section 280G regulations, with respect to performing any present value calculations that are required in connection with this Section 38, Executive and Corporation each affirmatively elect to utilize the Applicable Federal Rates (“AFR”) that are in effect as of the Effective Date and the Accountants shall therefore use such AFRs in their determinations and calculations. The Corporation shall pay the fees and costs of the Accountants which are incurred in connection with this Section 30.

31.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, among the parties relating to such subject matter, including any other employment agreement made between the Corporation and the Executive.

32.	ARBITRATION

With the exception of an action to enforce the restrictive covenants in Schedule B hereof, any dispute arising out of or relating to this Agreement shall be resolved by final and binding arbitration in accordance with the then-current rules of the American Arbitration Association (“AAA”). The arbitration hearing shall be held in San Francisco, California, unless otherwise agreed to by the parties, before a panel of three arbitrators selected in accordance with the procedures established by the AAA. An action by the Corporation to enforce the restrictive covenants in Schedule B may be filed in a court of competent jurisdiction as provided in Schedule B.

The party who initiates the arbitration shall pay the filing fees. The Corporation shall bear the fees of the arbitrator and any costs of or assessed by the arbitrator. Each party shall bear the costs and expenses of its own counsel, technical advisors and expert witnesses, unless the decision of the arbitrator otherwise directs. The decision of the arbitrators shall be tendered within sixty (60) days of final submission of the parties in writing or any hearing before the arbitrators and shall include their individual votes. Either party may enforce the arbitration award in any court of competent jurisdiction or in the forum selected in Section 34 below. The parties understand and acknowledge that they are waiving their rights to a jury trial regarding any matters subject to arbitration under this Agreement.

33.	FORUM SELECTION

The parties hereby agree that all demands, claims, actions, causes of action, suits, proceedings and litigation between or among the parties or arising out of the employment relationship between the Executive and the Corporation not subject to the Arbitration provision in Section 33 hereof shall be filed, tried and litigated only in a federal or state court located in the City of San Francisco, California. In connection with the foregoing, the parties hereto irrevocably consent to the jurisdiction and venue of such court and expressly waive any claims or defenses of lack of jurisdiction of or proper venue by such court.

34.	NO CONFLICTING OBLIGATIONS

The Executive represents and warrants that none of the negotiation, entering into or performance of this Agreement has resulted in or may result in a breach by the Executive of any agreement, duty or other obligation with or to any Person, including, without limitation, any agreement, duty or obligation not to compete with any Person or to keep confidential the confidential information of any Person, and there exists no agreement, duty or other obligation binding upon the Executive that conflicts with the Executive’s obligations under this Agreement. The Executive agrees to indemnify and hold the Corporation and its subsidiaries and Affiliates, and their officers, directors, employees, agents and consultants harmless against any and all claims, liabilities, damages or costs incurred by any of them by reason of any violation by the Executive of the representations contained in this Section.

35.	NO SET-OFF

The existence of any claim, demand, action or cause of action of the Executive against the Corporation, whether or not based upon this Agreement, will not constitute a defense to the enforcement by the Corporation of any covenant or agreement of the Executive contained herein.

36.	AMENDMENT

This Agreement may be amended, modified or supplemented only by a written agreement executed by each of the parties hereto.

37.	HEADINGS

The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement.

38.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same agreement.

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the date first above written.

OPEN TEXT CORPORATION

	Per:	/s/ P. Thomas Jenkins
P. Thomas Jenkins
Executive Chairman

SIGNED, SEALED AND DELIVERED
in the presence of:
)
)
	)	/s/ Mark J. Barrenechea
	)	Mark J. Barrenechea

SCHEDULE “A”

Schedule “A” to the Employment Agreement made as of the JANUARY 2, 2012, by and between Open Text Corporation (the “Corporation”) and MARK J. BARRENECHEA (the “Executive”).

Benefits to be enjoyed by the Executive during the term of this Agreement shall include, but are not limited to:

(i)	reimbursement of reasonable cell phone expenses consistent with corporate policy;

(ii)	each year, you will be entitled to a US$5,000 perquisite allowance which may be used for reimbursement of the following types of services or fees:

•	Financial planning

•	Tax planning

•	Estate planning

•	Athletic/Health Club

•	Additional Executive Life Insurance

(iii)	the services of Medisys Health Group Inc., or a provider of your choice (including your personal physician) shall be paid to provide annual mandatory and regular Health Examinations to the Senior Executive Team.

(iv)	U.S. Medical benefits insurance under the Corporation’s expatriate policy, subject to applicable taxes.

(v)

Reimbursement of any automobile lease payments and other automobile expenses made or incurred by the Executive for use of an automobile in connection with the performance of his/her duties hereunder not to exceed US$950.00 per month or US$11,400 per year (the “Aggregate Reimbursement Limit”). The Aggregate Reimbursement Limit shall be reviewed every two (2) years on the anniversary of the Agreement. No monthly automobile lease payment and other related expense shall exceed 1/12th of the stipulated Aggregate Reimbursement Limit in any given year of the term of this agreement.

(vi)	Reimbursement of reasonable fuel costs in lieu of a mileage charge associated with Executive operating the vehicle in the performance of his duties.

SCHEDULE “B”

CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION AGREEMENT

As an employee of Open Text Corporation or any related or affiliated company (“the Company”):

A.	I understand and agree that I have a responsibility to protect and avoid the unauthorized use or disclosure of confidential information of the Company; and

B.	I have a responsibility not to solicit or entice away from the Company any customer of the Company or any employee of the Company.

I.	Confidential Information. For purposes of this Agreement, the term “confidential information” means all information that is not generally known and which I obtained from the Company, or learn, discover, develop, conceive or create during the term of my employment with the Company, and which relates directly to the business or to assets of the Company. Confidential information includes, but is not limited to: inventions, discoveries, know-how ideas, computer programs, designs, algorithms, processes and structures, product information, research and development information, lists of clients and other information related thereto, financial data and information, business plans and processes, and any other information of the Company that the Company informs me, or which I should know by virtue of my position or the circumstances in which I learned it, is to be kept confidential. Confidential information also includes information obtained by the Company in confidence from its vendors or its clients. Confidential information may or may not be labeled as “confidential”. If I am unsure as to whether information is “confidential”, I will as my manager for assistance.

Confidential information does not include any information that has been made generally available to the public. It also does not include any general technical skills or general experience gained by me during my employment with the Company. I understand that the Company has no objection to my using these skills and experience in any new business venture or employment following the cessation of my employment with the Company.

I recognize and acknowledge that in the course of my employment with the Company I may obtain knowledge of confidential and proprietary information of a special and unique nature and value and I may become familiar with trade secrets of the Company relating to the conduct and details of the Company’s business. While I am employed by the Company and for a period of three years following the cessation of my employment, I agree:

A.	To keep confidential and hold in secrecy and not disclose, divulge, publish, reveal or otherwise make known, directly or indirectly, or suffer or permit to be disclosed, divulged, published, revealed or otherwise made known to any person whatsoever, or used (except for the benefit and proper purposes of the Company), and shall faithfully do all in my power to assist the Company in holding in secrecy all of the Company’s confidential information as defined above.

B.	To keep confidential and hold in secrecy and not disclose, divulge, publish, reveal or otherwise make known, directly or indirectly, or suffer or permit to be disclosed, divulged, revealed or otherwise made known to any person whatsoever, or used (except for the benefit and proper purposes of the Company) any and all secrets or confidential information related to the Company’s activities or affairs which I now know or which are hereafter disclosed or made known to me or otherwise learned or acquired by me, including information respecting the business affairs, prospects, operations or strategic plans respecting the Company, which knowledge I gain in my capacity as an employee of the Company and which knowledge is not publicly available or disclosed.

II.	Agreement Not to Solicit. I agree that while I am an employee of the Company and for six (6) months thereafter that I will:

A.	not solicit or entice or attempt to solicit or entice away from the Company any of the employees of the Company to enter into employment or service with any person, business, firm or corporation other than the Company.

B.	not solicit or entice or attempt to solicit or entice away from the Company any customer or any other person, firm or corporation dealing with the Company.

III.	Return of Documents. Upon the cessation of my employment with the Company for any reason, I agree to return to the Company all records, documents, memoranda, or other papers, copies or recordings, tapes, disks containing software, computer source code listings, routines, file layouts, record layouts, system design information, models manuals, documentation and notes as are in my possession or control. I acknowledge and agree that all such items are strictly confidential and are the sole and exclusive property of the Company.

IV.	General.

A.	I further represent and warrant that I have not entered into any Agreement with any previous or present employer which would prevent me from accepting employment with the Company or which would prevent me from lawfully executing this Agreement.

B.	I understand that the obligations outlined in this Agreement are the concern and responsibility of all employees of the Company. I agree to report in writing any violations of these policies to my manager or to the SVP, Global Human Resources.

C.	All the provisions of this Agreement will be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void of invalid in its entirety, the remaining provisions of this Agreement will not in any way be affected or impaired, but will remain binding in accordance with its terms.

D.	This Agreement and all the rights and obligations arising herefrom shall be interpreted and applied in accordance with the laws of the Province of Ontario and in the courts of the Province of Ontario there shall be exclusive jurisdiction to determine all disputes relating to this Agreement and all the rights and obligations created hereby. I hereby irrevocably attorn to the jurisdiction of the courts of the Province of Ontario.

E.	I acknowledge that my employment with the Company is contingent on my acceptance and my observance of this Agreement, and that such employment is adequate and sufficient consideration to bind me to all of the covenants and agreements made by me under this Agreement.

Print Name of Witness	Print Name of Employee

Signature of Witness	Signature of Employee

Date:

Exhibit 1

Severance Payment vs. Length of Service

Length of Service (years)	Severance Payments in Months
Less than or equal to 1 year employment, but less than 10 years	12 months severance
10 Years Continuous Employment	18 months severance
Greater than 10 Years Continuous Employment	18 months severance for 10 years continuous employment. For employment exceeding 10 years, the executive will receive an additional one (1) month severance for each additional year of employment over 10 years. Up to a maximum of 24 months severance.

Exhibit II

EQUITY OWNERSHIP GUIDELINES

In a continuing effort to align the interests of the Executives of Open Text Corporation, with the interest of Open Text’s shareholders, the Board of Directors (the “Board”) hereby establishes the following recommended Open Text Equity Ownership guidelines (the “Guidelines”).

COVERED EXECUTIVES

Open Text’s Executive Chairman/CSO, CEO/President, all NEO’s (Named Executive Officers), Executive Leadership Team, (the “Covered Executives”) under these guidelines.

OWNERSHIP GUIDELINES

The Board recommends that the Covered Executives achieve the equity ownership levels within five (5) years of the date of the establishment of these Guidelines (i.e., by October 1, 2014) or, for an executive who becomes a Covered Executive after the date of these Guidelines were adopted, within five (5) years after the date of his/her qualifications as a Covered Executive, and hold the number of Open Text shares or share equivalents recommended for so long as they are Covered Executives.

Executive Title	Required Equity Ownership
Executive Chairman*	4x base salary
CEO/President*	4x base salary
Executive Leadership Team	1x base salary

•	The share ownership level for new incumbents to the Executive Chairman and CEO/President roles will be reviewed and approved by the Compensation Committee at that time.

Covered Executives may achieve these Guidelines through the exercise of stock option awards, purchases under the Open Text Employee Stock Purchase Plan (ESPP), through an open market purchase made in compliance with applicable securities laws or through any equity plan(s) Open Text may adopt from time to time providing for the acquisition of Open Text shares. Until the Guideline is met, it is recommended that a Covered Executive retains a portion of any stock option exercise or LTIP award in shares of Open Text stock to contribute to these Guidelines.

For compliance guidance purposes, the shares will be valued at the greater of their book value (i.e., purchase price) or the current market value, whichever is greater. The Compensation Committee of the Board of Directors will review the recommended executive ownership guideline achievement levels on an annual basis.